UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 10, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                              CONTACTS: 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


                 Calpine Corporation Completes Tender Offer for
                           4% Convertible Senior Notes

     (SAN JOSE, Calif.) /PR Newswire - First Call/ March 10, 2004 - Calpine Corporation (NYSE: CPN) today announced that it has accepted for payment $409,434,000 aggregate principal amount of its 4% Convertible Senior Notes Due December 26, 2006 (the "Notes"), pursuant to its cash tender offer. Each holder who tendered Notes at or before 5:00 p.m., New York City time, on March 9, 2004, the expiration date of the tender offer, will receive approximately $1,008.22 for each $1,000 principal amount of tendered Notes, representing 100% of the principal amount thereof plus accrued but unpaid interest to, but not including, March 10, 2004. Calpine will pay an aggregate of $412,800,457 for the tendered Notes. Notes in the aggregate principal amount of $73,625,000 remain outstanding.

     Calpine Corporation, celebrating its 20th year in power in 2004, is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and owns or has access to approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.





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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  March 10, 2004